EXHIBIT 99.1

RealPage Chairman, President and Chief Executive Officer Adopts Rule 10b5-1 Trading Plan
CARROLLTON, Texas, June 14, 2016 (GLOBE NEWSWIRE) - RealPage, Inc. (Nasdaq:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced that Steve Winn, Chairman, President and CEO of RealPage, and affiliates of Mr. Winn adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and RealPage’s policies regarding transactions related to its stock.
The Rule 10b5-1 trading plan was adopted to enable Mr. Winn and his affiliates to sell a portion of their RealPage common stock over time as part of Mr. Winn’s long-term strategy for asset diversification and liquidity. The transactions under the Rule 10b5-1 trading plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of trading plan, Mr. Winn can gradually diversify his investment portfolio, spreading stock trades out over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the Rule 10b5-1 trading plan helps avoid concerns as to whether Mr. Winn or his affiliates had material, non-public information when a decision is made to sell stock.
As of the date hereof, Mr. Winn and his affiliates currently hold 25,204,621 shares of common stock, which includes 245,000 stock options exercisable by Mr. Winn within 60 days of June 14, 2016 and 927,925 shares of restricted stock subject to forfeiture to RealPage, and which represents in total approximately 31.4% of RealPage’s outstanding capital stock. Mr. Winn has informed the Company that he and his affiliates intend to sell approximately 1,590,000 shares under the Rule 10b5-1 trading plan over 12 months as part of a diversification plan. If all sales under the new Rule 10b5-1 trading plan are conducted, Mr. Winn and his affiliates will collectively retain approximately 94% of their current holdings of RealPage stock.
About RealPage
RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family, and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience, and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization, and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 11,000 customers worldwide from offices in North America, Europe, and Asia. For more information about the company, visit http://www.realpage.com.
CONTACT: For investor inquiries, contact:
Rhett Butler, 972-820-3773
Email: rhett.butler@realpage.com